UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):          July 14, 2008

COLLECTORS UNIVERSE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27887	33-0846191
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1921 E. Alton Avenue, Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:           (949) 567-1234

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On July 14, 2008, Collectors Universe, Inc. issued two press releases announcing, respectively, that (i) its Board of Directors has adopted management’s plan to reduce operating expenses by approximately $4.4 million in fiscal 2009, which began July 1, 2008, and to achieve a modest increase in aggregate revenues while continuing growth in the jewelry markets, and (ii) pursuant to its previously adopted dividend policy, the Board of Directors has declared the Company’s quarterly cash dividend of $0.25 per share of common stock for the first quarter of fiscal 2009, which is payable on September 2, 2008 to stockholders of record on August 19, 2008.

As stated in the press release regarding planned expense reductions, those reductions are to be achieved by means of personnel reductions, increases in the efficiency of the Company’s marketing programs, made possible primarily by the maturing and increased market awareness of Collectors Universe’s diamond grading business, and reductions in general and administrative costs.  Additionally, expenditures in connection with the project to update and improve the Company’s operating software systems, which has been underway since 2006, are expected to decline in fiscal 2009, because that program is scheduled to be completed in the first quarter of fiscal 2009.  The foregoing description of the press release regarding planned cost reductions is qualified, in its entirety, by reference to a copy of that press release, which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

As stated in the press release regarding the dividend declaration for the first quarter of fiscal 2009, the declaration of future cash dividends, pursuant to the Company’s dividend policy, is subject to final determination each quarter by the Board of Directors based on a number of factors, including the Company's financial performance and its available cash resources, its cash requirements and alternative uses of cash that the Board may conclude would represent an opportunity to generate a greater return on investment for the Company. For these reasons, as well as others, there can be no assurance that dividends in the future will be equal or similar in amount to the amounts described in this press release or that the Board of Directors will not decide to suspend or discontinue the payment of cash dividends in the future.  The description of the press release regarding the first quarter fiscal 2009 dividend is qualified, in its entirety, by reference to a copy of that press release, which is attached as Exhibit 99.2 to this Current Report on Form 8-K.

In accordance with General Instruction B. 2 of Form 8-K, the information in this Current Report, including Exhibits 99.1 and 99.2 hereto, are being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

ITEM 9.01	Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Description

99.1	Press release issued July 14, 2008 announcing adoption of Expense Reduction Plan for fiscal 2009.

99.2	Press release issued July 14, 2008, announcing declaration of the Company’s regular quarterly cash dividend of $0.25 per share of common stock for the first quarter of fiscal 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned, hereunto duly authorized.

COLLECTORS UNIVERSE, INC.

Dated: July 14, 2008	By:	/s/ JOSEPH J. WALLACE
Joseph J. Wallace, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued July 14, 2008 announcing adoption of Expense Reduction Plan for fiscal 2009.

99.2	Press release issued July 14, 2008, announcing declaration of the Company’s regular quarterly cash dividend of $0.25 per share of common stock for the first quarter of fiscal 2009.